EXHIBIT 99.1

      Ultralife Batteries, Inc. Reports Second Quarter Results;
    Operating Income Improves 91% to $3.6 Million on Revenue Growth
                of 41% over Last Year's Second Quarter

    NEWARK, N.Y.--(BUSINESS WIRE)--July 29, 2004--Ultralife Batteries, Inc. (NASDAQ: ULBI) today reported operating income of $3.6 million on revenues of $28.4 million for its second quarter ended June 26, 2004. Operating income and revenue increased 91% and 41%, respectively, over the same three-month period in 2003 when the company reported operating income of $1.9 million on revenue of $20.1 million.
    Gross margin improved $2.3 million, or 49%, from a year ago. As a percentage of revenues, gross margins were 25% compared with 24% last year reflecting higher sales and production volumes and gains in manufacturing efficiencies. Operating expenses amounted to $3.4 million for the quarter, or 12% of revenues, compared with $2.8 million, or 14% of revenues, reported last year. The $0.6 million increase in operating expenses is attributable to planned resource additions in product development and sales, marketing and administrative functions that are necessary for the company to execute on its target growth opportunities.
    In the second quarter, the company recorded a $4.0 million non-cash, non-operating charge related to the company's ownership interest in Ultralife Taiwan, Inc. (UTI) that consisted of a write-off of the company's entire $2.4 million note from UTI and the book value of its $1.6 million equity investment in UTI. Ultralife decided to record this charge due to recent events that have caused increasing uncertainty over UTI's near-term financial viability. Including this charge, the company reported a net loss for the second quarter of $0.4 million, or $0.03 per share. For the second quarter of 2003, the company reported net income of $2.1 million, or $0.16 per diluted share.
    John Kavazanjian, president and chief executive officer, said, "Ultralife has organized its operations to deliver incremental profitability on higher volumes, and this quarter was no exception as evidenced by the year-over-year gross margin and operating margin gains we reported. Shipments of primary batteries to the military remained strong this quarter, and our rechargeable business continued to develop, reaching $1.7 million in revenue, an encouraging trend. Absent the one-time, non-cash UTI charge, we turned in another quarter of double-digit earnings growth.
    "UTI remains a valuable partner and an important part of our rechargeable strategy. We are working with the company to help it through its financial difficulties in an effort to ensure a satisfactory outcome for all parties involved. We do not believe the write-off poses a risk to our current operations or future growth prospects because UTI continues to manufacture product for us and we have taken steps to establish alternate sources of supply."
    Kavazanjian added, "On our last two earnings conference calls, we had indicated that there was the possibility of military demand leveling in the second half of the year. Now, as we look ahead to the remainder of 2004, this possibility still applies and, as a result, we are maintaining a conservative stance on our outlook for the year. We continue to make progress on our strategy of diversifying into commercial markets where our lithium-manganese dioxide and rechargeable lithium ion batteries bring value to applications. We are driving design activity and adding sales and marketing resources to support market adoption. We remain focused on realizing opportunities in our target commercial markets while continuing to build share of the military market in order to achieve an annual revenue growth rate of 20% to 30% over the next three to five years, heading toward revenue of $200 million."

    Outlook

    Management re-affirms its guidance for fiscal year 2004 revenue of approximately $106 million and operating income of approximately $12.5 million, with results likely to be evenly divided between the third and fourth quarters. Consistent with its outlook at the beginning of fiscal 2004, management anticipates a modest flattening of order flow from the military in the second half of the year compared to the first half. Management cautions that uncertainties exist arising from the pending October transfer of procurement authority from the U.S. Army Communications and Electronics Command (CECOM) to the Defense Logistics Agency and the outcome of the Next Gen II Phase IV award.

    About Ultralife Batteries, Inc.

    Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.

    This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: loss of business with the U.S. government, worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
    Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    Conference Call Information

    Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on July 29 at www.ultralifebatteries.com/invest.asp. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 800-428-6051, Reservation #364937, starting at 12:00 p.m. ET July 29 until 12:00 p.m. ET August 5.
    Ultralife and HiRate are registered trademarks of Ultralife
Batteries, Inc.


                      ULTRALIFE BATTERIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)
                             (unaudited)

----------------------------------------------------------------------
                      Three Month Period Ended Six Month Period Ended
                        June 26,    June 28,    June 26,    June 28,
                         2004         2003        2004        2003
                       ----------- ----------- ----------- -----------

Revenues:
  Battery sales         $  28,012   $  19,828   $  54,708   $  34,840
  Technology contracts        427         282         719         698
                       ----------- ----------- ----------- -----------
Total revenues             28,439      20,110      55,427      35,538

Cost of products sold:
  Battery costs            21,046      15,209      41,453      27,264
  Technology contracts        345         170         594         384
                       ----------- ----------- ----------- -----------
Total cost of products
 sold                      21,391      15,379      42,047      27,648
                       ----------- ----------- ----------- -----------

Gross margin                7,048       4,731      13,380       7,890

Operating expenses:
  Research and
   development                560         646       1,063       1,231
  Selling, general,
   and administrative       2,858       2,187       5,329       4,149
                       ----------- ----------- ----------- -----------
Total operating
 expenses                   3,418       2,833       6,392       5,380
                       ----------- ----------- ----------- -----------

Operating income            3,630       1,898       6,988       2,510

Other income
 (expense):
  Interest, net               (83)       (146)       (188)       (237)
  Write-off of UTI
   investment and note     (3,951)          -      (3,951)          -
  Miscellaneous                32         397          93         187
                       ----------- ----------- ----------- -----------
(Loss) income before
 income taxes                (372)      2,149       2,942       2,460

Income taxes                    -           -          79           -
                       ----------- ----------- ----------- -----------

Net (loss) income       $    (372)  $   2,149   $   2,863   $   2,460
                       =========== =========== =========== ===========


(Loss) earnings per
 share - basic          $   (0.03)  $    0.17   $    0.21   $    0.19
                       =========== =========== =========== ===========
(Loss) earnings per
 share - diluted        $   (0.03)  $    0.16   $    0.19   $    0.19
                       =========== =========== =========== ===========


Average shares
 outstanding - basic       14,115      12,927      13,930      12,895
                       =========== =========== =========== ===========
Average shares
 outstanding - diluted     14,115      13,651      15,109      13,266
                       =========== =========== =========== ===========


                      ULTRALIFE BATTERIES, INC.
                      CONSOLIDATED BALANCE SHEETS
               (In Thousands, Except Per Share Amounts)
                             (unaudited)

----------------------------------------------------------------------

                                             June 26,    December 31,
                  ASSETS                       2004          2003
                                           ------------- -------------

Current assets:
   Cash and investments                     $       992   $       880
   Trade accounts receivable, net                20,205        17,803
   Inventories                                   16,131        10,209
   Prepaid expenses and other current
    assets                                        1,662         3,664
                                           ------------- -------------
     Total current assets                        38,990        32,556

Property and equipment                           19,169        18,213

Other assets                                          -         1,583
                                           ------------- -------------

   Total Assets                             $    58,159   $    52,352
                                           ============= =============

   LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Short-term debt and current portion of
    long-term debt                          $     5,439   $     8,295
   Accounts payable                               7,720         6,385
   Other current liabilities                      3,841         3,174
                                           ------------- -------------
      Total current liabilities                  17,000        17,854

Long-term debt and capital lease
 obligations                                         68            68

Shareholders' equity:
   Common stock, par value $0.10 per share        1,493         1,430
   Capital in excess of par value               124,276       120,626
   Accumulated other comprehensive loss            (638)         (723)
   Accumulated deficit                          (81,662)      (84,525)
                                           ------------- -------------
                                                 43,469        36,808
   Less -- Treasury stock, at cost                2,378         2,378
                                           ------------- -------------
       Total shareholders' equity                41,091        34,430
                                           ------------- -------------

Total Liabilities and Shareholders' Equity  $    58,159   $    52,352
                                           ============= =============

    CONTACT: Company
             Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
              or
             Investor
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
              or
             Media
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com